                                                                  Exhibit No. 15

                    MITCHELL HUTCHINS INSTITUTIONAL SERIES
                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


  Mitchell Hutchins Institutional Series hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of its current series, Mitchell Hutchins Institutional Money Fund and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").

A.  GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
    -----------------------------------------------

      1. INSTITUTIONAL SHARES. Institutional shares of each Fund may be sold to the general public without imposition of an initial sales charge or contingent deferred sales charge ("CDSC") and are not subject to any service or distribution fees.

         FINANCIAL INTERMEDIARY SHARES. Financial Intermediary shares are sold without imposition of an initial sales charge or CDSC and are not subject to any distribution fees. Financial Intermediary shares of each Fund are available for purchase only by banks and other financial intermediaries for the benefit of their customers.

         Financial Intermediary shares of each Fund are subject to an annual service fee of .25% of the average daily net assets of the Financial Intermediary shares of the Fund, paid in accordance with a plan adopted by Mitchell Hutchins Institutional Series to assure that the banks and other financial intermediaries that purchase Financial Intermediary shares on for the benefit of their customers provide certain support services to those customers and are compensated for those services.

B.  EXPENSE ALLOCATIONS OF EACH CLASS:
    ---------------------------------

    Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

    In addition to the service fees described above, each Class may also pay a different amount of the following other expenses:

         1. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

         2. Blue Sky fees incurred by a specific Class of shares;

         3. SEC registration fees incurred by a specific Class of shares;

Mitchell Hutchins Institutional Series
Multiple Class Plan
Page 2


         4. expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

         5. Trustees' fees incurred as a result of issues relating to a specific Class of shares;

         6. litigation expenses or other legal expenses relating to a specific Class of shares; and

         7. transfer agent fees identified as being attributable to a specific Class.

C.  EXCHANGE PRIVILEGES:
    -------------------

    Shares may be exchanged for shares of the corresponding Class of Liquid Institutional Reserves Money Market Fund when a shareholder fails to maintain minimum account levels as specified from time to time in a Fund's prospectus. Shares of a Fund are not otherwise exchangeable.

D.  CLASS DESIGNATION:
    -----------------

    Subject to approval by the Board of Trustees of Mitchell Hutchins Institutional Series, a Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.  ADDITIONAL INFORMATION:
    ----------------------

    This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure. The payment of Class Expenses by a Fund's adviser and administrator or other party is not considered to be inconsistent with the terms of the Classes contained in this Plan.

F.  DATE OF EFFECTIVENESS:
    ---------------------

    This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board of Trustees and by vote of a majority of those Trustees who are not interested persons of Mitchell Hutchins Institutional Series.

                                                May 13, 1998